Exhibit 99.1

FOR IMMEDIATE RELEASE

Schmitt Industries Announces Fourth Quarter and

Fiscal Year 2013 Operating Results

July 12, 2013	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the fourth quarter and the year ended May 31, 2013. Sales for the three months ended May 31, 2013 decreased $1,059,916, or 24.5%, to $3,272,899 compared to $4,332,815 for the same period last year. Net loss for the fourth quarter ended May 31, 2013 was $364,322, or $(.12) per diluted share, compared to net income of $5,948, or $.00 per diluted share, for the same period last year. Sales for the year ended May 31, 2013 decreased $1,984,770, or 13.7%, to $12,452,252 compared to $14,437,022 for the year ended May 31, 2012. Net loss for the year ended May 31, 2013 was $539,882, or $(.18) per diluted share, compared to a net income of $77,421, or $.03 per diluted share, for the year ended May 31, 2012.

For the fourth quarter ended May 31, 2013, sales in the Balancer segment decreased $371,082, or 17.3%, to $1,779,519 from $2,150,601 in the fourth quarter of the prior year. For the year ended May 31, 2013, sales in the Balancer segment decreased $1,550,886, or 16.7%, to $7,714,122 compared to $9,265,008 for the year ended May 31, 2012. Sales of the Company’s balancer products decreased primarily due to lower volumes of shipments into Asia and also to a lesser extent into North America.

Sales in the Measurement segment decreased $688,834, or 31.6%, to $1,493,380 in the fourth quarter of Fiscal 2013 from $2,182,214 in the fourth quarter of the prior year. Sales in the Measurement segment decreased $433,884, or 8.4%, in the year ended May 31, 2013 to $4,738,130 compared to $5,172,014 in the year ended May 31, 2012. Measurement segment sales in both the fourth quarter of Fiscal 2013 and the year ended May 31, 2013 decreased from the related prior periods primarily as a result of lower volumes of sales of laser-based surface measurement products. Within the Measurement segment, revenues associated with the Xact® propane tank line decreased $113,592, or 26.7%, to $312,484 in the fourth quarter of Fiscal 2013 from $426,076 in the fourth quarter of the prior year. For the year ended May 31, 2013, Xact® revenues were $876,653 as compared to $580,882 for the prior period, an increase of $295,771, or 50.9%.

Gross margin for the fourth quarter increased to 40.4% as compared to 37.6% in the fourth quarter of the prior year. Gross margin for the year ended May 31, 2013 increased to 48.9% as compared to 43.9% for the year ended May 31, 2012. This increase in gross margin for both the three months ended and the year ended May 31, 2013, as compared to the same periods in the prior year, is primarily due to the impact of lower sales volumes through the Asian distribution channels, which typically have higher discounts and lower margins, and as a result of the Company’s efforts to reduce the material costs from certain key suppliers and a shift in the product sales mix towards higher margin products. Operating expenses increased $116,267, or 7.2%, to $1,722,385 for the three months ended May 31, 2013, as compared to $1,606,118 for the three months ended May 31, 2012. Operating expenses increased $371,720, or 5.9%, to $6,657,072 for the year ended May 31, 2013 as compared to $6,285,352 for the year ended May 31, 2012. This increase for the fiscal year is primarily due to higher sales and marketing expenses associated with the Company’s participation in a large trade show and higher R&D expenses.

“Our results for the fourth quarter and for Fiscal 2013 primarily reflect the impact of the decrease in sales of our SBS products into China due to the slowdown in the manufacturing sector of their economy, and to a lesser extent a decline in sales of our Acuity brand of laser-based distance and dimensional measurement sensors and our SMS surface measurement systems, as compared to the prior year,” commented Jim Fitzhenry, President and CEO of Schmitt Industries. “Our focus is on improving SBS sales, particularly in China and Europe, through a combination of new product development and sales channel development, and on capturing additional orders for our Acuity line of laser and white light sensors. In addition, while we are seeing growth in sales of our Xact® propane tank monitoring systems for the propane industry, we are expanding our sales focus to include Mexico, Central and South America as part of our strategy to accelerate that growth. We believe these efforts are essential to generating revenue growth and consistent profitability, and we remain committed to achieving these goals,” Fitzhenry concluded.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer-controlled vibration detection and balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser-based surface measurement products for a wide variety of commercial applications in addition to the disk drive, silicon wafer and optics industries; laser-based distance measurement products for a wide variety of industrial applications; and ultrasonic measurement products that accurately measure the fill levels of large liquefied propane tanks and transmit that data via satellite to a secure web site (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by Jim Fitzhenry, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions, global financial concerns, the volatility of the Company’s primary markets, the Xact® tank monitoring system’s commercial viability and our ability to satisfy expected demand, the ability to meet production requirements for new products, the ability to develop new products to satisfy changes in consumer demands, protection of intellectual property rights, the intensity of competition, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials, fluctuations in quarterly and annual operating results, the ability to reduce operating costs if sales decline, maintenance of a significant investment in inventories in anticipation of future sales, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, increased costs due to changes in securities laws and regulations, and risks from international sales and currency fluctuations.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Ann M. Ferguson, CFO and Treasurer (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	May 31, 2013	May 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$1,909,071	$2,776,817
Accounts receivable, net	1,980,685	2,493,889
Inventories	5,054,087	3,975,600
Prepaid expenses	219,492	186,489
Income taxes receivable	48,095	7,780

	9,211,430	9,440,575

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,805,951	1,723,273
Furniture, fixtures and equipment	1,312,028	1,247,720
Vehicles	121,835	121,835

	3,538,814	3,391,828
Less accumulated depreciation	(2,203,924)	(2,019,692)

	1,334,890	1,372,136

Other assets
Intangible assets, net	1,078,278	1,213,204

TOTAL ASSETS	$11,624,598	$12,025,915

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$918,094	$770,586
Accrued commissions	273,307	335,104
Accrued payroll liabilities	131,772	142,665
Other accrued liabilities	286,307	286,319

Total current liabilities	1,609,480	1,534,674

Long-term liabilities	—	7,500
Commitments and contigencies
Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,990,910 shares issued and outstanding at May 31, 2013 and 2012	10,369,524	10,279,636
Accumulated other comprehensive loss	(331,924)	(313,295)
Retained earnings	(22,482)	517,400

Total stockholders’ equity	10,015,118	10,483,741

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,624,598	$12,025,915

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND YEARS ENDED MAY 31, 2013 AND 2012

(UNAUDITED)

	Year Ended May 31,		Three Months Ended May 31,
	2013	2012	2013	2012
Net sales	$12,452,252	$14,437,022	$3,272,899	$4,332,815
Cost of sales	6,357,452	8,094,386	1,951,873	2,704,584

Gross profit	6,094,800	6,342,636	1,321,026	1,628,231

Operating expenses:
General, administration and sales	6,083,611	5,967,359	1,560,291	1,485,823
Research and development	573,461	317,993	162,094	120,295

Total operating expenses	6,657,072	6,285,352	1,722,385	1,606,118

Operating income (loss)	(562,272)	57,284	(401,359)	22,113
Other income (expense)	14,106	37,260	8,026	4,229

Income (loss) before income taxes	(548,166)	94,544	(393,333)	26,342
Provision for income taxes	(8,284)	17,123	(29,011)	20,394

Net income (loss)	$(539,882)	$77,421	$(364,322)	$5,948

Net income (loss) per common share, basic	$(0.18)	$0.03	$(0.12)	$0.00

Weighted average number of common shares, basic	2,990,910	2,930,314	2,990,910	2,989,615

Net income (loss) per common share, diluted	$(0.18)	$0.03	$(0.12)	$0.00

Weighted average number of common shares, diluted	3,003,912	2,944,081	2,999,402	3,002,806